SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

MEMRY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5)  Total fee paid:

☐      Fee paid previously with preliminary materials.

☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)  Date Filed:

MEMRY CORPORATION

3 Berkshire Boulevard

Bethel, Connecticut 06801

(203) 739-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 28, 2003

To the Holders of Common Stock of

MEMRY CORPORATION

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Memry Corporation (the “Company”) will be held at the Company’s corporate headquarters located at 3 Berkshire Boulevard, Bethel, Connecticut 06801, on Thursday, December 11, 2003, at 10:00 a.m., for the following purposes:

1.     To elect six persons to the Board of Directors, each to hold office until the next Annual Meeting of Stockholders and until his respective successor is elected and qualified.

2.     To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on October 15, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relevant to the meeting, on and after October 28, 2003, during ordinary business hours at the Company’s principal executive offices located at the address first set forth above.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED RETURN ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING.

Dated: Bethel, Connecticut

October 28, 2003

By Order of the Board of Directors,

Robert P. Belcher

Secretary

MEMRY CORPORATION

3 Berkshire Boulevard

Bethel, Connecticut 06801

(203) 739-1100

PROXY STATEMENT

Annual Meeting of Stockholders

Thursday, December 11, 2003

INTRODUCTION

This proxy statement (“Proxy Statement”) is being furnished in connection with the solicitation of proxies by the Board of Directors of Memry Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 11, 2003, and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders’ instructions and, if no choice is specified, the proxies will be voted in favor of election of the six nominees for directors specified herein.

The Company’s Annual Report for the Company’s fiscal year ended June 30, 2003 was mailed to stockholders, along with these proxy materials, on or about October 28, 2003.

The Annual Meeting of Stockholders of Memry Corporation will be held on Thursday, December 11, 2003 at the Company’s corporate headquarters located at 3 Berkshire Boulevard, Bethel, Connecticut 06801, at 10:00 a.m. local time.

VOTING RIGHTS AND PROXY INFORMATION

Proxies in the accompanying form are solicited on behalf of and at the direction of the Board of Directors, which has fixed the close of business on Wednesday, October 15, 2003 as the record date (the “Record Date”) for the determination of holders of outstanding shares of the Company’s Common Stock entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Holders of record of Common Stock at the close of business on October 15, 2003, are entitled to notice of and to vote at the meeting. As of October 15, 2003, there were issued and outstanding 25,548,797 shares of the Company’s Common Stock, each entitled to one vote, which were held of record on such date by approximately 830 record holders. All six directors shall be elected by a plurality of the shares of the Company’s Common Stock present and voting (in other words, the six individuals receiving the largest number of votes will be elected).

All shares of the Company’s Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions indicated on the proxies unless such proxies have previously been revoked. To the extent that no direction is indicated, the shares will be voted FOR the election of all of the Company’s nominees as directors. See “PROPOSAL NO. 1—ELECTION OF DIRECTORS.” If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. The Annual Meeting may be adjourned, and additional proxies solicited, if at the time of the Annual Meeting a quorum is not present. Any adjournment of the Annual Meeting would require the affirmative vote of the holders of at least a majority of the shares of the Company’s Common Stock represented at the Annual Meeting (regardless of whether such shares constituted a quorum).

Any stockholder who has executed and returned a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by attending the Annual Meeting and voting in person, by executing a later-dated proxy relating to the same shares or by a writing revoking the proxy and, in the latter two cases, delivering such later-dated proxy or writing to the Secretary of the Company prior to the vote at the Annual Meeting. Any writing intended to revoke a proxy should be sent to the Company at its principal executive offices, 3 Berkshire Boulevard, Bethel, Connecticut 06801, Attention: Robert P. Belcher, Secretary.

The entire cost of soliciting these proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited via personal interview and telephone or telegraph by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the Company’s Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 15, 2003, information regarding beneficial ownership of the Company’s Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock (based on information furnished to the Company on behalf of such persons or otherwise known to the Company), (ii) each of the directors of the Company and nominees for director of the Company, (iii) each of the executive officers named in the annual compensation table captioned “Summary Compensation Table” below, and (iv) all current directors and executive officers as a group. Beneficial ownership of a security is determined pursuant to Section 13d-3 of the Securities Exchange Act of 1934, as amended. A person is deemed to be the beneficial owner of a security, subject to Section 13d-3(b) if, among other things, that person has the right to acquire such security within 60 days.

COMMON STOCK

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Stock Outstanding (1)
Raychem Corporation 300 Constitution Drive Menlo Park, California 94025	1,662,928	(2)	6.51%

New England Partners Capital, L.P. One Boston Plaza, Suite 3630 Boston, Massachusetts 02108	1,925,000	(3)	7.43%

FMR Corp. et al 82 Devonshire Street Boston, Massachusetts 02109	1,521,800	(4)	5.96%

James G. Binch 362 Canoe Hill Road New Canaan, Connecticut 06840	913,045	(5)	3.47%

Jack H. Halperin, Esq. 361 Silver Court Woodmere, New York 11598	269,817	(6)	1.05%

W. Andrew Krusen, Jr. 712 South Oregon Avenue, Suite 200 Tampa, Florida 33606	790,710	(7)	3.08%

Kempton J. Coady, III 4 Fernwood Road Westport, Connecticut 06880	266,913	(8)	1.04%

Dr. Andrew L. Lux 6591 Dunbarton Road Hudson, Ohio 44236	15,741		*

Dr. Edwin Snape 1095 Long Pond Road Wellfleet, Massachusetts 02667	1,936,403	(9)	7.47%

Robert P. Belcher 165 Grassy Hill Road Woodbury, Connecticut 06798	267,249	(10)	1.04%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Stock Outstanding (1)
Dr. Ming H. Wu 4 Empire Lane Bethel, Connecticut 06801	95,999	(11)		*

Dean J. Tulumaris 54 Riverford Road Brookfield, Connecticut 06804	17,400	(12)		*

Ronald Burke 4630 St. James Gate Deephaven, Minnesota 55331	31,249			*

All directors and executive officers as a group (9 persons)	4,573,283	(13)	16.70%

*	Less than one percent.
(1)	In each case where shares subject to warrants or options are included as beneficially owned by an individual or group, the percentage of all shares owned by such individual or group is calculated as if all such warrants or options had been exercised prior to such calculation.
(2)	The information as to the beneficial ownership of Common Stock by Raychem Corporation was obtained from its statement on Amendment No. 2 to Schedule 13D filed on February 18, 1999 with the Securities and Exchange Commission.
(3)	The information as to the beneficial ownership of Common Stock by New England Partners Capital, L.P. (“NEP”) was obtained from its statement on Schedule 13G filed on April 18, 2002 with the Securities and Exchange Commission. Includes warrants currently exercisable to purchase 375,000 shares of Common Stock at $1.25 per share.
(4)	The information as to the beneficial ownership of Common Stock by FMR Corp., its Chairman, Edward C. Johnson 3d, and Abigail P. Johnson, a director of FMR Corp., was obtained from their joint statement on Schedule 13G filed on February 13, 2003 with the Securities and Exchange Commission. Such statement discloses that as of December 31, 2002, such group was the beneficial owner of 1,521,800 shares of Common Stock as follows: (a) Mr. Johnson, FMR Corp., through its control of wholly-owned subsidiary Fidelity Management & Research Company (“Fidelity”), and certain investment companies for which Fidelity acts as advisor (“Fidelity Funds”) have sole dispositive power but no voting power with respect to an aggregate of 1,017,100 shares of Common Stock held by a number of Fidelity Funds, which shares are voted by Fidelity in accordance with written guidelines established by the boards of trustees of the several Fidelity Funds and (b) Mr. Johnson and FMR Corp., through its control of wholly-owned subsidiary Fidelity Management Trust Company, have sole dispositive power with respect to 504,700 shares of Common Stock and sole power to vote or to direct the voting with respect to 504,700 shares of Common Stock owned by institutional investment accounts at Fidelity Management Trust Company.
(5)	Includes 771,630 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date. Also includes 1,007 shares of Common Stock owned by Mr. Binch’s daughter. Mr. Binch disclaims beneficial ownership of such shares owned by his daughter. Also includes 37,532 shares of Common Stock owned by Harbour Investment Corporation. Mr. Binch is the President, sole director and sole stockholder of Harbour Investment Corporation. Also includes currently exercisable warrants to purchase 25,000 shares of Common Stock at $2.25 per share.
(6)	Includes currently exercisable warrants to purchase 75,000 shares of Common Stock at $2.25 per share.
(7)

Includes 235,200 shares of Common Stock owned by WIT Ventures, LTD. (“WIT”), 8,000 shares of Common Stock owned by Krusen-Vogt & Co, 270,000 shares of Common Stock owned by Dominion Financial Group International LLC (“DFGI”), and 25,000 shares owned by Dominion Capital Management (“DCM”). Also includes warrants currently exercisable to purchase (i) 32,000 shares of Common Stock at $2.25 per share owned by DFGI, (ii) 93,000 shares of Common Stock at $2.25 per share owned by WIT, and

(iii) 25,000 shares of Common Stock at $2.25 per share owned by DCM. Mr. Krusen is the President and a principal shareholder of JAWIT Corporation, which is the managing General Partner of WIT, a General Partner of Krusen-Vogt & Co. and a limited partner of WIT. In addition, Mr. Krusen is the chairman of the Executive Committee of DFGI, and also indirectly beneficially owns certain outstanding securities of DFGI through WIT.

(8)	Includes currently exercisable warrants to purchase 100,000 shares of Common Stock at $2.25 per share. Also includes 50,000 shares of Common Stock held by Merrill, Lynch, Pierce, Fenner & Smith, as custodian of an IRA for the benefit of Mr. Coady’s wife.
(9)	Includes (i) 1,550,000 shares of Common Stock and (ii) warrants currently exercisable to purchase 375,000 shares of Common Stock at $1.25 per share, each owned by NEP. Edwin Snape is a managing member of NEP Capital, LLC, the general partner of NEP. Dr. Snape disclaims beneficial ownership of these securities (except to his pecuniary interest in such securities).
(10)	Includes 222,249 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date.
(11)	Includes 92,499 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date.
(12)	Includes 15,000 shares of Common Stock that may be acquired through the exercise of (i) vested stock options and (ii) stock options that will vest within 60 days after the Record Date.
(13)	See prior footnotes.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of six members: James G. Binch, W. Andrew Krusen, Jr., Jack H. Halperin, Esq., Kempton J. Coady, III, Dr. Andrew L. Lux and Dr. Edwin Snape. All of the directors are elected annually and hold office until the next succeeding Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

The Board of Directors recommends election of each of the following six individuals: James G. Binch, W. Andrew Krusen, Jr., Jack H. Halperin, Esq., Kempton J. Coady, III, Dr. Andrew L. Lux and Dr. Edwin Snape. It is intended that the persons named as proxies will vote FOR the election of the nominees as directors.

Directors and Nominees

Name	Age	Positions with the Company	Director Since
James G. Binch	56	CEO and Chairman of the Board	1989
W. Andrew Krusen, Jr.(2),(3)	55	Director	1994
Jack H. Halperin, Esq.(1), (2), (3)	57	Director	1994
Kempton J. Coady, III(1),(3)	55	Director	1999
Dr. Andrew L. Lux(2)	52	Director	2001
Dr. Edwin Snape(1)	63	Director	2002

(1)	Member of Compensation Committee.
(2)	Member of Audit Committee.
(3)	Member of Nominating Committee.

Nominees For Director

James G. Binch has been Chief Executive Officer of the Company since December 11, 1991 and Chairman of the Board since September 24, 1993. He also served as President of the Company from December 11, 1991 to

July 7, 1999 and Treasurer of the Company from July 19, 1994 to September 14, 1999. He was the President and a director of Trinity Capital Corporation, a merchant banking firm, from its inception in June 1987 to August 1994. He has been the President, Chief Executive Officer and the sole shareholder of Harbour Investment Corporation, the general partner of Harbour Holdings Limited Partnership, an investment management company, since its inception in June 1992. From 1985 to 1987, he served as President and Chief Operating Officer of Lummus Crest, Inc., the principal engineering subsidiary of Combustion Engineering, Inc., with annual revenues of $300,000,000 and approximately 4,000 employees. From 1980 to 1985, Mr. Binch served as Vice President, Corporate Strategic Planning for Combustion Engineering, Inc., a manufacturing and engineering firm. Mr. Binch is a graduate engineer from Princeton University. He also holds an M.B.A. from the Wharton School of the University of Pennsylvania.

W. Andrew Krusen, Jr. is a graduate of Princeton University with a Bachelor’s Degree in Geology. Since 1989, he has been President (as well as a principal shareholder) of Dominion Financial Group, Inc., a family-controlled corporation involved in real estate development and financial services, as well as Chairman of Dominion Energy and Minerals Corporation, an oil and gas concern. Mr. Krusen is also the Chairman of the Executive Committee of Dominion Financial Group International LLC and a General Partner of Krusen-Vogt & Co. Mr. Krusen is also the President and a principal shareholder of JAWIT Corporation which is the managing General Partner of WIT Ventures, LTD and he is a limited partner of WIT Ventures, LTD. He is a director of Raymond James Trust Company and Florida Banks, Inc.

Jack H. Halperin, Esq. has practiced corporate and securities law in New York for over 30 years. Since 1987, he has been in private practice, concentrating on international financing transactions. Mr. Halperin holds a B.A. degree (summa cum laude) from Columbia College and a J.D. from New York University School of Law, where he was Note-and-Comment Editor of the Law Review. Mr. Halperin is a director of I-Flow Corporation.

Kempton J. Coady, III is the President of Sona Laser Centers, Boston, Massachusetts. From 2000 to 2002 Mr. Coady served as the Chief Executive Officer and an executive director of Deltex Medical Group plc. Deltex Medical Group plc was privately held from 1998 to April 2000 and was known as Deltex Medical Holdings Limited where Mr. Coady also served as the Group Chief Executive Officer and an executive director. Prior to that, from 1997 to 1998, Mr. Coady was Senior Managing Director at Quintiles MTC/BRI Corporation, a medical device contract research company. Mr. Coady was the Vice President of Business Development from 1996 to 1997 and Vice President—Worldwide Marketing from 1995 to 1996 for the Patient Monitoring Division of Datascope Corporation, a medical device company. From 1992 to 1994, Mr. Coady was the President and Chief Executive Officer of MCG International, a medical device company. Mr. Coady holds a B.S. degree in Chemistry/Biology from Bates College, and an M.P.S. degree in Health Care Administration and an M.B.A. degree, both from Cornell University.

Dr. Andrew L. Lux presently serves as the Vice President of Manufacturing Operations – Renal Division for Baxter Healthcare which is engaged in the research and development, manufacturing and distribution of renal dialysis products. From 2001 to September 2002, Dr. Lux served as the President and Chief Operating Officer of Biomec Inc., which specializes in functional electrical stimulation, medical electronics as applied to imaging and pacer leads, adaptors and catheters. Prior to that, from 1997 to 2001, he served as Vice President, Operations and R&D at Medtronic Inc., Cardiac Surgery Division, where he was responsible for world-wide operations and research and development. Dr. Lux has over twenty-five years experience in the medical imaging and medical device industries. Dr. Lux holds an M.B.A. degree from Weatherhead School of Management, Case Western Reserve University, a Doctor of Science degree and an M.S. degree in Materials Science and Engineering from M.I.T. and a B.S. degree in Metallurgical Engineering from Cleveland State University.

Dr. Edwin Snape has been a principal of New England Partners, a private equity investment firm, since 1994. Dr. Snape was a managing general partner of the Vista Group, a private equity investment firm, from 1987 to 2001. Dr. Snape is a director of Callisto Pharmaceuticals, Inc.

Committees

The Audit Committee consists of Messrs. Halperin and Krusen and Dr. Lux. The Audit Committee is authorized (i) to select the Company’s independent auditors, (ii) to review all recommendations made by such independent auditors with respect to the Company’s accounting methods or internal controls, and (iii) to review the scope of the audit conducted by such independent auditors. Each of the members of the Audit Committee is “independent,” as defined in the listing standards for companies listed on the American Stock Exchange. The Audit Committee met nine times during the fiscal year ended June 30, 2003. A copy of the written charter adopted by the Board of Directors for the Audit Committee is attached as Exhibit B to the Company’s Proxy Statement filed with the Securities and Exchange Commission on October 26, 2001. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter, and the Board of Directors confirms the Audit Committee Charter, on an annual basis.

The Compensation Committee, the members of which are currently Messrs. Coady and Halperin and Dr. Snape, is authorized, subject to review by the entire Board (i) to determine the compensation of officers and directors of the Company and its subsidiaries and (ii) to review the adequacy of all employee benefit plans and revise existing plans or develop new plans when appropriate. The Compensation Committee is also authorized to make awards under, and oversee the administration of, the Company’s stock option plans. The Compensation Committee met six times during the fiscal year ended June 30, 2003.

The Nominating Committee, the members of which are currently Messrs. Krusen, Halperin and Coady, is authorized (i) to establish criteria and procedures for the election of directors, (ii) to review the qualifications of candidates proposed for nomination to the Board, (iii) to recommend, prior to each annual meeting of stockholders, a slate of directors to be elected at such meeting, and (iv) to recommend, when appropriate, changes in the structure, size or function of the Board. The Nominating Committee will consider nominees recommended by stockholders. Stockholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation, together with any relevant information that they wish the Nominating Committee to consider, to the Company no later than 120 days prior to such annual meeting of stockholders. The Nominating Committee did not meet during the fiscal year ended June 30, 2003. It did, however, meet in the first quarter of fiscal year 2004 to recommend the nomination of the directors for which proxies are being hereby solicited.

Attendance at Meetings

The Board of Directors held nine meetings during the fiscal year ended June 30, 2003. Each incumbent director attended 75% or more of the aggregate of the total number of meetings of the Board of Directors from the time each such director was duly elected or appointed to serve as director in fiscal year 2003 and the total number of meetings held by all committees of the Board on which he served during such period.

Compensation of Directors

All non-employee directors who remain as such as of the last day of any given fiscal quarter are issued quarterly, in arrears, within sixty days of the last day of each fiscal quarter, such number of shares of Common Stock as shall have a fair market value equal to $3,000, up to a maximum number of 4,000 shares with respect to any fiscal quarter. Such stock grants are fully vested at the time of grant. In addition, all non-employee directors who remain as such as of the last day of any given fiscal quarter are issued quarterly, in arrears, effective as of the last day of each fiscal quarter, a non-qualified stock option to acquire such number of shares of Common Stock (subject to restrictions and risk of forfeiture) as shall have a fair market value equal to $4,500, at a per share exercise price equal to the fair market value. The fair market value for the grant of stock or stock options to non-employee directors is equal to the average of the last reported trading price per share for the three trading days immediately prior to and including, if applicable, the 20th day of the last month of the fiscal quarter. All such options granted to non-employee directors become vested and exercisable in equal thirds on each of the first, second and third anniversaries of the date of grant, however a non-employee director’s options are subject to forfeiture if, prior to their vesting, the director voluntarily resigns (other than following certain defined “changes of control”). In addition, all non-employee directors are entitled to receive $1,000 for each meeting of the entire board, and $600 for each committee meeting, attended by them. Directors are all reimbursed for expenses reasonably incurred in connection with the performance of their duties.

Executive Officers of the Company

The following table lists information regarding the current executive officers of the Company:

Name	Position	Age
James G. Binch	Chief Executive Officer and Chairman of the Board	56
Robert P. Belcher	Senior Vice President—Finance and Administration, Chief Financial Officer, Secretary and Treasurer	55
Dr. Ming H. Wu	Vice President—Office of Technology	48
Dean J. Tulumaris	Vice President—Operations and General Manager	47

Executive officers are elected until the next annual meeting of the Board of Directors and until their respective successors are elected and qualified. Information with respect to Mr. Binch is set forth above.

Robert P. Belcher was first employed by the Company on July 26, 1999 and was elected by the Board of Directors to serve as Senior Vice President—Finance and Administration in July 2001. Mr. Belcher was elected by the Board of Directors to serve as Chief Financial Officer, Secretary and Treasurer on September 14, 1999 (and still serves in such positions). From September 14, 1999 through July 2001, Mr. Belcher served as Vice President. Prior to joining the Company, he served as Chief Financial Officer for Eatwell Enterprises, as well as Managing Director of Associated Asset Management Inc. From 1996 through 1998, Mr. Belcher was the Chief Financial Officer for Anderson Group Inc. From 1994 to 1996, he served as a Principal of Booz, Allen & Hamilton in their New York office. From 1988 to 1994, Mr. Belcher was Executive Vice President of Trinity Capital Corporation, a privately held merchant banking business based in Stamford, Connecticut. From 1981 until 1988, Mr. Belcher served in a variety of senior staff positions with Combustion Engineering, Inc., including Corporate Vice President—Operations Consulting and Corporate Vice President—Strategic Planning. His experience with Combustion Engineering, Inc., as well as with Kendall Company’s Hospital Products Division, involved numerous manufacturing cost studies, budget development and control, as well as information systems development. Mr. Belcher received his B.A. and M.A. in Economics from Vanderbilt University and his M.B.A. with high distinction from the Harvard Business School. In addition, he served in the U.S. Navy as a Supply Officer from 1971 to 1974.

Dr. Ming H. Wu has served the Company since March 2000 as Vice President—Office of Technology. From July 1, 1998, he has served the Company as Vice President and General Manager—Eastern Operations. From January 16, 1998 through June 30, 1998, Dr. Wu was Vice President of Engineering of Eastern Operations and from September 1, 1996 through January 15, 1998, he served as Director of Engineering. From July 1, 1987 through August 31, 1996, Dr. Wu served the Company as Chief Metallurgist. Prior to his employment at the Company, Dr. Wu was Adjunct Research Professor at Naval Postgraduate School in Monterey, California. Dr. Wu holds an M.S. degree and a Ph.D. degree in Materials Science and Engineering from the University of Illinois-Champaign-Urbana.

Dean J. Tulumaris was first employed by the Company on August 12, 2002. Since that time, he has served as the Company’s Vice President—Operations and General Manager. Prior to joining the Company, Mr. Tulumaris was the Vice President and General Manager of Medsource Corporation from 2000 to 2002. From 1999 to 2000 he served as Vice President of Eastern Operations for Reynolds & Reynolds, a manufacturer and distributor of printed-paper labels in Dayton, Ohio. From 1996 to 1999, Mr. Tulumaris was the director of Ohio Operations for Rubbermaid, Inc.

Executive Compensation

The following table sets forth certain information for the fiscal years ended June 30, 2003, 2002 and 2001 regarding the total remuneration paid to the Company’s chief executive officer and its other executive officers.

Summary Compensation Table

						Long-Term Compensation Awards		All Other Compensation
	Annual Compensation					Shares of Common Stock Underlying Options (#)
Name & Principal Position	Fiscal Year	Salary		Bonus
James G. Binch Chief Executive Officer and Chairman	2003 2002 2001	$ $ $	278,077 270,483 252,077	$ $ $	139,590 25,000 89,597	115,000 115,000 41,397	(1) (1) (1)	$ $ $	36,000 28,500 6,000	(2) (2) (2)

Robert P. Belcher Senior Vice President—Finance and Administration, Chief Financial Officer, Secretary and Treasurer	2003 2002 2001	$ $ $	198,649 185,000 168,692	$ $ $	71,473 36,511 31,416	40,000 140,000 40,000	(3) (3) (3)	$ $ $	6,000 5,631 3,600	(4) (4) (4)

Ronald Burke Vice President and General Manager	2003 2002	$ $	48,731 170,962	$ $	0 75,256	$0 52,941	(5)	$ $	1,615 6,000	(6) (6)

Dean J. Tulumaris Vice President—Operations and General Manager	2003		$139,554		$0	85,000	(7)		$3,554	(8)

Dr. Ming H. Wu Vice President—Office of Technology	2003 2002 2001	$ $ $	149,655 141,490 124,615	$ $ $	39,874 20,258 24,786	25,000 25,000 25,000	(9) (9) (9)	$ $ $	0 0 0

(1)	With respect to 12,500 of the aggregate 41,397 options granted to Mr. Binch in fiscal year 2001, such options are exercisable at an exercise price of $2.00 per share. The remaining 28,897 options are exercisable at an exercise price of $2.81 per share. With respect to the 115,000 options granted in fiscal 2002, 28,750 are exercisable and 86,250 become exercisable in equal installments on May 28 of each of 2004, 2005 and 2006 at an exercise price of $2.20 per share. The 115,000 options granted in fiscal 2003 become exercisable in equal installments on May 21 of each of 2004, 2005, 2006 and 2007 at an exercise price of $1.03 per share.
(2)	Mr. Binch received a $6,000 car allowance in each of fiscal 2001, 2002 and 2003. Mr. Binch received three payments of $7,500 in fiscal 2002 and four payments of $7,500 in fiscal 2003, all of which are intended to be invested by Mr. Binch at his discretion for retirement planning.
(3)	With respect to the 40,000 options granted to Mr. Belcher in fiscal 2001, 19,999 are exercisable and 20,001 become exercisable in equal installments on May 14 of each of 2004 and 2005 at an exercise price of $1.10 per share. With respect to 100,000 of the aggregate 140,000 options granted to Mr. Belcher in fiscal 2002, 50,000 are currently exercisable and 50,000 become exercisable in equal installments on September 5 of each of 2004 and 2005 at an exercise price of $0.91 per share. Of the remaining 40,000 options, 10,000 are currently exercisable and 30,000 become exercisable in equal installments on May 28 of each of 2004, 2005 and 2006 at an exercise price of $2.20 per share. The 40,000 options granted in fiscal 2003 become exercisable in equal installments on May 21 of each of 2004, 2005, 2006 and 2007 at an exercise price of $1.03 per share.
(4)	Mr. Belcher received car allowances of $3,600, $5,631 and $6,000 in fiscal 2001, 2002 and 2003, respectively.

(5)	Due to the termination of Mr. Burke’s employment on September 20, 2002, none of these options became exercisable and they were forfeited.
(6)	Mr. Burke received a car allowance of $6,000 in fiscal 2002 and a car allowance of $1,615 in fiscal 2003.
(7)	With respect to the 85,000 options granted to Mr. Tulumaris in fiscal 2003, 60,000 become exercisable in equal installments on November 6 of each of 2003, 2004, 2005 and 2006 at an exercise price of $1.47 per share. The 25,000 remaining options become exercisable in equal installments on May 21 of each of 2004, 2005, 2006 and 2007 at an exercise price of $1.03 per share.
(8)	Mr. Tulumaris received a car allowance of $3,554 in fiscal 2003.
(9)	With respect to the 25,000 options granted to Dr. Wu in fiscal year 2001, 12,499 are exercisable and 12,501 become exercisable in equal installments on May 14 of each of 2004 and 2005 at an exercise price of $1.10 per share. With respect to he 25,000 options granted to Dr. Wu in fiscal 2002, 6,250 are exercisable and 18,750 become exercisable in equal installments on May 28 of each of 2004, 2005, 2006 at an exercise price of $2.20 per share. The 25,000 options granted in fiscal 2003 become exercisable in equal installments on May 21 of each of 2004, 2005, 2006 and 2007 at an exercise price of $1.03 per share.

Option/SAR Grants In Last Fiscal Year

Individual Grants							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Number of Shares of Common Stock Underlying Unexercised Options/SARs Granted (#)		Percent of Total Options/SARs Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($ / Share)		Expiration Date	5% ($)		10% ($)
James G. Binch	115,000/0	(2)	22.32%		$1.03	5/21/13		$74,493	$88,779
Robert P. Belcher	40,000/0	(2)	7.76%		$1.03	5/21/13		$25,910	$65,662
Ronald Burke	0/0		0%		$0	N/A		$0	$0
Dean Tulumaris	60,000/0 25,000/0	(3) (2)	16.30%	$ $	1.47 1.03	11/6/12 5/21/13	$ $	55,469 16,194	$140,568
Dr. Ming H. Wu	25,000/0	(2)	4.85%		$1.03	5/21/13		$16,194	$41,039

(1)	Assumes full vesting of options.
(2)	The options vest in equal installments on May 21 of each of 2004, 2005, 2006 and 2007.
(3)	The options vest in equal installments on November 6 of each of 2003, 2004, 2005 and 2006.

Aggregated Option/SAR Exercises in Last

Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Shares of Common Stock Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable(1)	Value of Unexercised In-the-Money Options/ SARs at FY-End ($) Exercisable/Unexercisable(2)
James G. Binch	0	0	759,130/243,750	$0/$8,050
Robert P. Belcher	0	0	172,249/195,751	$4,750/$17,050
Ronald Burke	31,249	$19,812	0/0	$0/$0
Dean J. Tulumaris	0	0	0/85,000	$0/$1,750
Dr. Ming H. Wu	0	0	87,524/63,676	$0/$1,750

(1)	Amounts reflect the status of outstanding options as of June 30, 2003.
(2)	Based on the closing price per share of the Company’s Common Stock of $1.10 on June 30, 2003, the last trading day of the Company’s fiscal year ended June 30, 2003.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders	6,248,519	$2.10	1,538,942
Equity compensation plans not approved by security holders(1)	75,000	$1.20	N/A

Total	6,323,519	$2.09	1,538,942

(1)	Pursuant to the settlement agreement between the Company and Robert J. Thatcher, the Company’s former President and Chief Operating Officer, Mr. Thatcher received a non-qualified stock option to purchase 75,000 shares of common stock at an exercise price of $1.20 per share. This option expires on January 28, 2005.

Effective January 1, 2000, the Company and Mr. Binch entered into a revised employment agreement in substitution for an employment agreement that had been in place since 1993. The term under the 2000 employment agreement was originally for three years, and the contract was to automatically renew for successive one-year periods unless or until Mr. Binch or the Company gives notice of his or its intention not to renew. Pursuant to this provision, the contract automatically renewed for the 2003 calendar year.

Effective January 1, 2000, the salary under the 2000 employment agreement was $244,000. Pursuant to decisions of the Board of Directors, effective July 2000, Mr. Binch’s annual salary was increased to $258,640, it was subsequently decreased in November 2000 to $245,640, and was increased in August 2001 to $275,000 and again in July 2002 to $286,000. The 2000 employment agreement also entitled Mr. Binch to receive (i) additional compensation in the form of an annual bonus and/or stock option grants determined by and in the sole discretion of the Board of Directors of the Company; (ii) an automobile allowance of $500 per month; (iii) up to $30,000 per year from the Company towards retirement and/or deferred compensation benefits; and (iv) certain other fringe benefits and perquisites as set forth in the agreement. In addition, if, at any time during Mr. Binch’s employment, there is a sale of all or substantially all of the Company’s assets, or the sale of all (or at least 80%)

of the Company’s Common Stock, or the merger or consolidation of the Company with or into any other entity in a transaction in which the holders of the Company’s Common Stock immediately prior to such event own less than a majority of the surviving entity’s issued and outstanding Common Stock immediately upon the consummation of such event, then Mr. Binch shall receive a special one-time bonus, payable in cash, simultaneously with such a sale of the Company, in an amount equal to 1% of the product of (x) the difference between (A) the amount that will be realized by the holder of one share of Company Stock upon the consummation of such sale minus (B) $2.00, multiplied by (y) 25,000,000.

The 2000 employment agreement also provides that if Mr. Binch’s employment is terminated (a) by the Company without cause or (b) by Mr. Binch (i) due to the Company’s failure to observe or comply with any of the provisions of such agreement (if such failure has not been cured within 10 days after written notice of same to the Company), or (ii) upon a change in control of the Company (and within 24 months of such change in control), Mr. Binch will be entitled to a lump-sum payment equal to two times his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) the amount of any cash bonuses paid to Mr. Binch in the two years immediately prior to such termination. In the event of a termination as described above or upon his death or disability as described in the employment agreement, all incentive and non-qualified stock options then held by Mr. Binch that are still subject to any vesting requirements shall have such vesting requirements terminated (such that all such options are then immediately exercisable), to the extent allowable under the provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and the plans pursuant to which the same were granted.

On June 30, 2003, the Company notified Mr. Binch that it would not renew Mr. Binch’s employment agreement for the one year period commencing on January 1, 2004 and ending on December 31, 2004. The Company and Mr. Binch are currently negotiating the terms of a new employment agreement that would be intended to cover Mr. Binch’s employment until the time of his retirement and the appointment of a successor President and Chief Executive Officer of the Company. At this time, however, no agreement beyond the current agreement (which will expire on December 31, 2003) is in place, and there can be no assurances as to the terms, if any, pursuant to which Mr. Binch may be employed by the Company subsequent to December 31, 2003.

On July 19, 1999, the Company entered into a letter agreement with Robert P. Belcher regarding his employment with the Company. On September 14, 1999, the Board of Directors of the Company adopted a resolution electing Mr. Belcher Vice President, Chief Financial Officer, Treasurer and Secretary of the Company in accordance with the terms of the letter agreement. Effective January 1, 2000, the Company and Mr. Belcher entered into a formal employment agreement. The salary under the 2000 employment agreement, effective as of January 1, 2000, was $160,000. The term under the 2000 employment agreement was for one year, which automatically renewed for successive one-year periods unless or until Mr. Belcher or the Company gave notice of his or its intention not to renew. The employment agreement also entitled Mr. Belcher to receive (i) 125,000 incentive stock options, 25,000 of which were immediately vested, with the remainder vesting in four equal annual installments from the date of grant at an exercise price equal to $2.00 per share; (ii) additional compensation in the form of an annual target bonus of 35% of Mr. Belcher’s annual base salary and/or stock option grants, determined by and in the sole discretion of the Board of Directors of the Company; (iii) an automobile allowance of $300 per month; and (iv) certain other fringe benefits and perquisites as set forth in the agreement.

In September 2001, the Company and Mr. Belcher entered into an Amended and Restated Employment Agreement in substitution of the 2000 employment agreement. Pursuant to the 2001 agreement, Mr. Belcher serves in the capacity of Senior Vice President, Finance and Administration. The 2001 employment agreement is a one-year employment agreement, which automatically renews for successive one-year periods unless or until Mr. Belcher or the Company gives notice of his or its intention not to renew. Pursuant to said renewal provision, this agreement last automatically renewed for a one-year period ending August 31, 2004. The 2001 employment agreement entitles Mr. Belcher to receive (i) an annual base salary of $185,000, (ii) 100,000 incentive stock options in fiscal 2002, vesting in four equal annual installments from the date of grant at an exercise price equal to $0.91 per share; (iii) additional compensation in the form of an annual target bonus of 45% of Mr. Belcher’s annual base salary and/or stock option grants, determined by and in the sole discretion of the Board of Directors of the Company; (iv) an automobile allowance of $500 per month; and (v) certain other fringe benefits and perquisites as set forth in the agreement. In July of 2002, the Compensation Committee approved raising Mr. Belcher’s salary from $185,000 to $192,955 and in July of 2003, the Compensation Committee approved raising Mr. Belcher’s salary from $192,955 to $194,885.

If the Company elects not to renew the 2001 employment agreement at any time, then the Company shall pay to Mr. Belcher his base salary for a period of fifteen (15) months following the termination of the employment agreement, as and when the same would otherwise be due, and an amount equal to 125% of his target bonus, as then in effect, in one lump sum, unless such non-renewal by the Company is for cause.

The employment agreement also provides that if Mr. Belcher’s employment is terminated (a) by the Company without cause or (b) by Mr. Belcher due to (i) the Company’s failure to observe or comply with any of the provisions of such agreement (if such failure has not been cured within 10 days after written notice of same to the Company), (ii) a change in control of the Company if, subsequent to such change in control, there is a material diminution in his position, duties and/or responsibilities, or (iii) certain relocations of the Company, Mr. Belcher will be entitled to payments of (i) 125% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 125% of the amount of the target cash bonus for Mr. Belcher in the fiscal year that the termination occurs. In the event of a termination as described above, all incentive and non-qualified stock options then held by Mr. Belcher that are still subject to any vesting requirements shall have such vesting requirements terminated (such that all such options are then immediately exercisable), to the extent allowable under the provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and the plans pursuant to which the same were granted.

In the event of a termination upon Mr. Belcher’s death (as described in the employment agreement), his employment shall terminate effective at the time of his death; provided, however, that such termination shall not result in the loss of any benefit or rights which he may have accrued through the date of his death. If his employment is terminated prior to the expiration of the term due to his death, the Company shall make a severance payment to Mr. Belcher or his legal representatives equal to his regular salary payments through the end of the month in which such death occurs. In addition, the Company shall make a severance payment to Mr. Belcher or his legal representative equal to his target bonus, pro rated for the portion of such fiscal year completed prior to his death; provided, however, that such pro rated portion of his target bonus shall be paid following the completion of such fiscal year at the time similar bonuses are paid to other employees of the Company. If Mr. Belcher becomes disabled (as described in the employment agreement), his employment may be terminated, at the Company’s option, at the end of the calendar month during which his disability is determined; provided, however, that such termination shall not result in the loss of any benefits or rights which Mr. Belcher may have accrued through the date of his disability. If his employment is terminated prior to the expiration of the term due to his disability, the Company shall make a severance payment to Mr. Belcher or his legal representative equal to his regular salary payments for a period of six (6) months from the date of such termination or, if sooner, until payments begin under any disability insurance policy maintained by the Company for Mr. Belcher’s benefit.

On May 20, 2003, the Company entered into an Employment Agreement with Dean Tulumaris. Pursuant to the agreement, Mr. Tulumaris serves in the capacity of Vice President—Operations and General Manager. The agreement is a one-year employment agreement, which automatically renews for successive one-year periods unless or until Mr. Tulumaris or the Company gives notice of his or its intention not to renew. The employment agreement entitles Mr. Tulumaris to receive (i) an annual base salary of $168,000, (ii) additional compensation in the form of an annual target bonus of 35% of Mr. Tulumaris’s annual base salary and/or stock option grants, determined by and in the sole discretion of the Board of Directors of the Company; (iii) an automobile allowance of $500 per month; and (v) certain other fringe benefits and perquisites as set forth in the agreement.

If the Company elects not to renew the employment agreement at the end of any one-year term, then the Company shall pay to Mr. Tulumaris his base salary for a period of six (6) months following the termination of the employment agreement, as and when the same would otherwise be due, and an amount equal to 50% of his target bonus, as then in effect, in one lump sum, unless such non-renewal by the Company is for cause.

The employment agreement also provides that if Mr. Tulumaris’s employment is terminated (a) by the Company without cause or (b) by Mr. Tulumaris due to (i) the Company’s failure to observe or comply with any of the provisions of such agreement (if such failure has not been cured within 10 days after written notice of same to the Company) or (ii) a change in control of the Company if, subsequent to such change in control, there is a material diminution in his position, duties and/or responsibilities, Mr. Tulumaris will be entitled to payments of (i) 50% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 50% of the amount of the target cash bonus for Mr. Tulumaris in the fiscal year that the termination occurs.

In the event of a termination upon Mr. Tulumaris’s death (as described in the employment agreement), his employment shall terminate effective at the time of his death; provided, however, that such termination shall not result in the loss of any benefit or rights which he may have accrued through the date of his death. If his employment is terminated prior to the expiration of the term due to his death, the Company shall make a severance payment to Mr. Tulumaris or his legal representatives equal to his regular salary payments through the end of the month in which such death occurs. In addition, the Company shall make a severance payment to Mr. Tulumaris or his legal representative equal to his target bonus, pro rated for the portion of such fiscal year completed prior to his death; provided, however, that such pro rated portion of his target bonus shall be paid following the completion of such fiscal year at the time similar bonuses are paid to other employees of the Company. If Mr. Tulumaris becomes disabled (as described in the employment agreement), his employment may be terminated, at the Company’s option, at the end of the calendar month during which his disability is determined; provided, however, that such termination shall not result in the loss of any benefits or rights which Mr. Tulumaris may have accrued through the date of his disability. If his employment is terminated prior to the expiration of the term due to his disability, the Company shall make a severance payment to Mr. Tulumaris or his legal representative equal to his regular salary payments for a period of six (6) months from the date of such termination or, if sooner, until payments begin under any disability insurance policy maintained by the Company for Mr. Tulumaris’s benefit.

On March 1, 2003, the Company entered into an Amended and Restated Employment Agreement with Dr. Ming H. Wu. Pursuant to the agreement, Dr. Wu serves in the capacity of Vice President—Office of Technology. The agreement is a one-year employment agreement, which automatically renews for successive one-year periods unless or until Dr. Wu or the Company gives notice of his or its intention not to renew. The employment agreement entitles Dr. Wu to receive (i) an annual base salary of $150,000, (ii) additional compensation in the form of an annual target bonus of 35% of Dr. Wu’s annual base salary and/or stock option grants, determined by and in the sole discretion of the Board of Directors of the Company; and (iii) certain other fringe benefits and perquisites as set forth in the agreement. In July of 2003, Dr. Wu’s salary was increased from $150,000 to $151,471.

If the Company elects not to renew the employment agreement at the end of any one-year term, then the Company shall pay to Dr. Wu his base salary for a period of twelve (12) months following the termination of the employment agreement, as and when the same would otherwise be due, and an amount equal to 50% of his target bonus, as then in effect, in one lump sum, unless such non-renewal by the Company is for cause.

The employment agreement also provides that if Dr. Wu’s employment is terminated (a) by the Company without cause or (b) by Dr. Wu due to (i) the Company’s failure to observe or comply with any of the provisions of such agreement (if such failure has not been cured within 10 days after written notice of same to the Company) or (ii) a change in control of the Company if, subsequent to such change in control, there is a material diminution in his position, duties and/or responsibilities, Dr. Wu will be entitled to payments of (i) 100% of his annual salary at the rate in effect immediately prior to the date of termination, plus (ii) 50% of the amount of the target cash bonus for Dr. Wu in the fiscal year that the termination occurs.

In the event of a termination upon Dr. Wu’s death (as described in the employment agreement), his employment shall terminate effective at the time of his death; provided, however, that such termination shall not result in the loss of any benefit or rights which he may have accrued through the date of his death. If his employment is terminated prior to the expiration of the term due to his death, the Company shall make a severance payment to Dr. Wu or his legal representatives equal to his regular salary payments through the end of the month in which such death occurs. In addition, the Company shall make a severance payment to Dr. Wu or his legal representative equal to his target bonus, pro rated for the portion of such fiscal year completed prior to his death; provided, however, that such pro rated portion of his target bonus shall be paid following the completion of such fiscal year at the time similar bonuses are paid to other employees of the Company. If Dr. Wu becomes disabled (as described in the employment agreement), his employment may be terminated, at the Company’s option, at the end of the calendar month during which his disability is determined; provided, however, that such termination shall not result in the loss of any benefits or rights which Dr. Wu may have accrued through the date of his disability. If his employment is terminated prior to the expiration of the term due to his disability, the Company shall make a severance payment to Dr. Wu or his legal representative equal to his regular salary payments for a period of six (6) months from the date of such termination or, if sooner, until payments begin under any disability insurance policy maintained by the Company for Dr. Wu’s benefit.

On September 21, 2001, the Company entered into an Amended and Restated Employment Agreement with Ronald Burke regarding his employment with the Company. The base salary under the employment agreement was $175,000. The initial term of such contract was one year. Thereafter, the term would be automatically renewed for successive one-year periods, unless either party notified the other in writing of an intention not to renew the contract at least ninety days prior to the end of the term. The Company opted not to renew Mr. Burke’s contract at the end of the initial term and thus Mr. Burke’s employment with the Company was terminated effective as of September 20, 2002. Pursuant to the terms of the employment agreement, Mr. Burke is entitled to receive his base salary for twelve months following the termination of his employment. Under the employment agreement, Mr. Burke agreed to not engage in a business competitive with the Company for a period of one year following the termination of his employment with the Company. Mr. Burke further agreed, pursuant to the employment agreement, to not (a) solicit (i) any employee of the Company to terminate his or her employment with the Company, (ii) any former employee of the Company for a period on one year after such individual terminates his or her employment with the Company, (iii) any customer or client (or prospective customer of client) of the Company as of the date of termination of employment to terminate its relationship with the Company or do business with any third parties or (b) take any action that is likely to cause injury to the relationships between the Company and any employee, supplier, customer or other business associate of the Company, for a period of three years following the termination of his employment with the Company.

Certain Relationships and Transactions

On August 22, 2001, Robert J. Thatcher, a former Director of the Company and the Company’s former President and Chief Operating Officer, filed a Complaint to Compel Arbitration against the Company in the Connecticut Superior Court, Judicial District of Danbury. In the complaint, Mr. Thatcher sought to force the Company to arbitrate a dispute arising out of his termination as an employee and officer of the Company. A settlement with respect to such proceeding was reached on January 28, 2002 whereby the Company made a cash payment to Mr. Thatcher in the amount of $25,000 and issued non-qualified options to purchase 75,000 shares of common stock expiring on January 31, 2005, with an exercise price of $1.20 per share. In addition, the terms of a note issued on August 29, 2000 by the Company to Mr. Thatcher as part of his compensation package were amended in connection with the settlement. Under the original terms of the note, which had been collateralized by Mr. Thatcher’s personal residence, it was to be forgiven, providing certain terms were met, over a four year period. However, the note became due upon Mr. Thatcher’s termination. The note has been amended such that $90,000 of the amount payable was forgiven and the remaining $110,000 of the amount of the note is payable on January 28, 2005, or at such time that the residence is sold, whichever occurs first. Further, under the terms of the settlement, Mr. Thatcher continued to receive base salary payments through November 22, 2002. Also under the terms of the settlement, Mr. Thatcher was paid $50,891 on or about September 27, 2002. Pursuant to the settlement, the case was dismissed on January 28, 2002.

As of March 1, 2003, the Company entered into an amended and restated employment agreement with Dr. Ming H. Wu and as of May 20, 2003, the Company entered into an employment agreement with Dean J. Tulumaris. For a description of the terms of these agreements, see “PROPOSAL NO. 1—ELECTION OF DIRECTORS—Executive Compensation”.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors of the Company. Management of the Company has the primary responsibility for the financial statements and the reporting process of the Company including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with McGladrey & Pullen, LLP (“M&P”), the Company’s independent auditors responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees”. In addition, the Audit Committee discussed with the independent auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Company’s management and independent auditors the overall scope and plans for the Company’s annual audits. The Audit Committee met with the independent auditors to discuss the results of their examinations along with management’s responses to significant matters. Also, the Audit Committee discussed with management and the independent auditors of the Company the integrity, adequacy and effectiveness of the Company’s financial reporting processes and accounting and financial controls. The Audit Committee held nine meetings during the fiscal year ended June 30, 2003.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company (and the Board of Directors of the Company has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 (the “Annual Report”) for filing with the Securities and Exchange Commission.

Subsequent to the filing of the Annual Report, the Audit Committee recommended that the firm of M&P be replaced with the firm of Deloitte & Touche, LLP, and such replacement has occurred. See “Independent Auditors” below.

By the Audit Committee of the Board of Directors:

W. Andrew Krusen, Jr.

Jack H. Halperin, Esq.

Dr. Andrew L. Lux

Compensation Committee Report on Executive Compensation

General

The goals of the Company’s executive compensation program are as follows: (i) to attract and retain executives and to provide fair compensation to them taking into account the responsibilities undertaken by them; (ii) to motivate the Company’s executives to achieve the Company’s business strategy; and (iii) to align the interests of the Company’s executives and stockholders through the granting of options under the Stock Option Plan. The principal components of the Company’s executive officer compensation program are base salary, annual cash bonuses and stock options. The Company’s two stock option plans are administered by Messrs. Coady and Halperin and Dr. Snape, as described below. Certain of the Company’s executive officers also receive additional forms of compensation as described in the Summary Compensation Table and the footnotes thereto. For fiscal year 2003, the Compensation Committee made decisions with respect to the compensation of executive officers of the Company.

Base Salary

Base salaries for the Company’s executive officers are determined, in part, through general geographic market conditions and comparisons with companies in the same or similar industries and other companies with which the Company competes for personnel. Additionally, other factors are considered such as individual experience and performance and the overall performance of the Company. Each executive’s base salary is reviewed on an annual basis and may be adjusted, consistent with the terms of any applicable employment agreement, based on (i) the individual’s contribution to the Company over the preceding year; (ii) a change in the individual’s responsibilities over the preceding year; (iii) any change in median competitive pay levels; or (iv) a general increase in the cost of living.

Annual Cash Bonuses

Annual cash bonuses are paid to the Company’s executive officers based upon both the performance of the Company in the prior year and the performance of the executive officer, such performance measured against criteria that are established by the Compensation Committee and communicated to the executives during the fiscal year. The Compensation Committee also makes a tentative determination early in the fiscal year as to the aggregate amount of bonuses that will be paid to the Company’s employees at the end of the fiscal year based upon various results of the Company (usually based upon net income, but possibly adjusted for certain matters). Then, following the end of the fiscal year, the Compensation Committee determines the bonuses paid to the Company’s executives with respect to the prior fiscal year.

Equity Incentives

The Compensation Committee believes that executive officers’ pay mix should emphasize equity incentives. Consequently, equity compensation for the Company’s executive officers is normally targeted at the 75th percentile of the competitive market. The Compensation Committee believes that equity compensation should be emphasized in the compensation of executive officers because it is directly linked to the interests of the Company’s shareholders. The Company’s equity incentives to executive officers have been primarily in the form of stock option grants. Stock options are generally issued at an exercise price of fair market value or above on the date of grant, and usually vest ratably over four years. Such stock options generally become valuable only if the executive officer receiving the same continues in the employ of the Company and the stock price of the Company’s Common Stock subsequently increases.

Compensation of Chief Executive Officer

In determining the salary, bonus and options to be granted to the Company’s Chief Executive Officer in fiscal year 2003, the Compensation Committee attempted to follow the policies for executive compensation described above. By virtue of his employment agreement with the Company entered into in an earlier fiscal year,

Mr. Binch entered the fiscal year with a base salary of $275,000, which was increased in August 2002 to $286,000. The Compensation Committee made the decision to increase Mr. Binch’s salary by this relatively modest amount in recognition of the substantially improved financial performance in fiscal 2002, as well as the successful fulfillment of a number of personal goals that the Compensation Committee had set forth for Mr. Binch in fiscal 2002. Mr. Binch received a bonus of $139,590 in fiscal year 2003, which bonus was granted him with respect to the Company’s and his performance in fiscal year 2002. In approving the bonus, the Compensation Committee met with Mr. Binch to evaluate his performance, the Company’s performance and the performance of the Company’s other executive officers. The Compensation Committee awarded Mr. Binch’s bonus in light of the substantial improved financial performance in fiscal 2002, as well as the successful fulfillment of a number of goals that the Compensation Committee had set forth for Mr. Binch in fiscal 2002. Finally, the Compensation Committee in fiscal year 2003 approved the issuance to Mr. Binch of 115,000 stock options at a price of $1.03 per share based upon the company-wide guidelines and Mr. Binch’s performance.

In July of 2003, the Compensation Committee recommended to the full Board of Directors that Mr. Binch be informed that the Company would not renew his employment agreement for the period commencing on January 1, 2004 and terminating on December 31, 2004. Based on such action, Mr. Binch’s employment agreement will, absent a mutual agreement by both Mr. Binch and the Company, terminate on December 31, 2003. The Compensation Committee took this action in order to commence negotiations with Mr. Binch towards a new contract that would lead to Mr. Binch’s retirement from the Company. A proposed revised employment agreement has been circulated to Mr. Binch for his review, but the Company has not yet received comments from either Mr. Binch or his counsel. Neither the Compensation Committee nor the Board of Directors has determined what action it would take if the Company and Mr. Binch have not agreed on a revised employment agreement by the expiration of the current employment agreement.

Tax Deductibility

Section 162(m) of the Code disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an individual who is the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer) employed by such corporation (or a member of its affiliated group) on the last day of such taxable year, but does allow a deduction for “performance-based compensation” the material terms of which are disclosed to and approved by stockholders. The Company believes its current compensation programs meet the requirements to qualify for compensation to be deductible for federal income tax purposes. In the future, it is the Company’s intent to modify, when necessary, compensation plans for the Company’s executive officers so that the Company’s federal tax deduction is maximized. Because the Company believes that the use of prudent judgment in determining pay levels is in the best interests of the Company and its stockholders, under some circumstances it may determine to pay amounts of compensation that may not be fully deductible. The Company reserves the right to use prudent judgment in establishing compensation policies to attract and retain qualified executives to manage the Company and to reward such executives for outstanding performance, while taking into consideration the financial impact of such actions on the Company.

By the Compensation Committee of the Board of Directors:

Kempton J. Coady, III

Jack H. Halperin, Esq.

Dr. Edwin Snape

Compensation Committee Interlocks and Insider Participation

Messrs. Coady and Halperin served on the Compensation Committee during the fiscal year ended June 30, 2003. W. Andrew Krusen, Jr. served on the Compensation Committee until his resignation from the Compensation Committee on July 24, 2002. Edwin Snape was appointed to the Compensation Committee on July 24, 2002. None of those individuals has ever served as an officer or employee of the Company. No interlocking relationship existed during fiscal 2003 between the Company’s Board of directors or Compensation Committee and the board of directors or compensation committee of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and 10% beneficial owners of the Company’s Common Stock to file certain reports concerning their ownership of the Company’s equity securities. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recently completed fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recently completed fiscal year, the directors, officers and beneficial owners of 10% or more of the Company’s Common Stock who failed to make the requisite filings on a timely basis are set forth below.

W. Andrew Krusen, Jr. failed to timely file a Form 4 to report the purchase of 5,200 shares of Common Stock on September 9, 2002. Mr. Krusen subsequently reported this transaction on a Form 4 filed on September 17, 2002. Kempton J. Coady, Jack H. Halperin, Andrew L. Lux, W. Andrew Krusen, Jr. and Edwin Snape each failed to timely file a Form 4 to report the receipt by each of them of a grant of stock and stock options on January 2, 2003. Each of Messrs. Coady, Halperin, Lux, Krusen and Snape subsequently reported such transactions on a Form 4 filed on January 8, 2003. James G. Binch, Robert P. Belcher, Ming H. Wu and Dean J. Tulumaris each failed to timely file a Form 4 to report the receipt by each of them of a grant of stock and stock options on May 21, 2003. Each of Messrs. Binch, Belcher, Wu and Tulumaris subsequently reported such transactions on a Form 4 filed on June 6, 2003.

Performance Graph

INDEPENDENT AUDITORS

McGladrey & Pullen, LLP (“M&P”) has audited the consolidated financial statements of the Company for the fiscal years ended June 30, 2003, June 30, 2002 and June 30, 2001.

On September 30, 2003, the Company dismissed M&P as its independent accountants and appointed Deloitte & Touche LLP (“D&T”) as its new independent accountants. The decision to dismiss M&P and to retain D&T was approved by the Company’s Board of Directors upon the recommendation of the Audit Committee which reviewed the professional competence of D&T and its audit scope.

M&P’s reports on the Company’s financial statements for each of the fiscal years ended June 30, 2003 and June 30, 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and through September 30, 2003, there were no disagreements with M&P on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to M&P’s satisfaction, would have caused them to make reference thereto in connection with their report on the Company’s financial statements for such years.

A representative of M&P will not be present at the Annual Meeting. It is expected that a representative of D&T will be present at the Annual Meeting to respond to appropriate questions of stockholders and to make a statement if he so desires.

Audit Fees

The aggregate fees billed by M&P for professional services rendered in connection with the audit of the Company’s consolidated financial statements for the year ended June 30, 2003 and for reviews of the Company’s unaudited financial statements included in its quarterly reports on Form 10-Q for fiscal year 2003 were $112,150.

Financial Information Systems Design and Implementation Fees

The Company did not retain M&P to perform any financial information systems design or implementation services in fiscal year 2003.

All Other Fees

During fiscal year 2003, in addition to the amount described in “Audit Fees” above, aggregate fees of $27,966 were billed by M&P for professional services and expenses related primarily to tax related services ($17,610) and a 401K audit ($10,356).

The Audit Committee of the Board of Directors of the Company has determined that the non-audit services provided to the Company by M&P were compatible with maintaining M&P’s independence.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the annual meeting of stockholders to be held in 2004 must be received at the Company’s principal executive offices not later than June 30, 2004. In addition, the Company’s Bylaws outline procedures that a stockholder must follow to nominate directors or to bring other business before stockholders’ meetings. For a stockholder to nominate a candidate for director at the 2004 Annual Meeting of Stockholders, notice of such nomination must be given to the Secretary of the company not later than 60 days and not earlier than 90 days in advance of such meeting. The notice must describe various matters regarding the nominee and conform to requirements specified in the Company’s Bylaws, a copy of which can be obtained by contacting the Secretary of the Company. For a stockholder to bring other business before the 2004 Annual Meeting of Stockholders, notice must be given to the Secretary of the Company not later than 60 days and not earlier than 90 days in advance of such meeting and must include a description of the proposed business, the reason for conducting such business and other specified matters. If a stockholder who wishes to nominate a director or to present a proposal fails to notify the Company by within the required time periods, the stockholder will not be entitled to present the proposal at the annual meeting of stockholders to be held in 2004. However, notwithstanding the requirements of the Company’s Bylaws, if the nomination or proposal is brought before the stockholders at such meeting, then under the Securities and Exchange Commission’s rules, the proxies solicited by management with respect to such meeting will confer discretionary voting authority with respect to any such matter on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the persons selected by management to vote the proxies may still exercise discretionary voting authority under circumstances consistent with the Securities and Exchange Commission’s rules. Proposals should be directed to the attention of the Secretary, Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801.

OTHER MATTERS

As of the date of this Proxy Statement, the Company’s management does not know of any business, other than that mentioned above, which will be presented for consideration at the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in accordance with their judgment on such matters.

ANNUAL REPORT ON FORM 10-K

The Company hereby undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules thereto, that has been filed with the Securities and Exchange Commission pursuant to rule 13a-1 under the Securities Exchange Act of 1934, as amended, for the fiscal year ended June 30, 2003. Any such requests should be made in writing to Robert P. Belcher, Secretary, Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801.

By Order of the Board of Directors,

Robert P. Belcher

Secretary

October 28, 2003

APPENDIX A

MEMRY CORPORATION

PROXY FOR ANNUAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints James G. Binch and Robert P. Belcher, or either of them (the “Proxies”), as attorneys and proxies, each with full power of substitution and all of the powers which the undersigned would possess, if present in person, to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Memry Corporation (the “Company”) registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on December 11, 2003 and at any adjournment thereof.

The shares represented hereby will be voted as directed by this Proxy. If no direction is made, the Proxies will vote such shares FOR the election of all nominees for director listed under Proposal No. 1, and such Proxies will vote in accordance with their discretion on such other matters as may properly come before the meeting.

(IMPORTANT—TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE)

APP A-1

ANNUAL MEETING OF STOCKHOLDERS OF

MEMRY CORPORATION

December 11, 2003

Please date, sign and mail

your proxy card in the

envelope provided as soon as possible.

ò  Please detach along perforated line and mail in the envelope provided.  ò

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF DIRECTORS

NOMINEES:	O James G. Binch O W. Andrew Krusen, Jr. O Jack H. Halperin, Esq. O Kempton J. Coady, III O Dr. Andrew L. Lux O Dr. Edwin Snape

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder                                Date:                 Signature of Stockholder                                Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

APP A-2